NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Double Digit Increases in Second Quarter 2013 Sales and Net Income for
Both the Metals and Specialty Chemicals Segments

Spartanburg, South Carolina, July 19, 2013...Synalloy Corporation (Nasdaq:SYNL), a holding company owning subsidiaries that engage in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon steel piping systems, announces that the second quarter of 2013 produced net sales of $56,273,000, up 20% compared to net sales of $46,878,000 for the second quarter of 2012. Net income for the second quarter of 2013 was $1,913,000 or $0.30 per share, up 76% over net earnings of $1,090,000, or $0.17 per share for the same quarter in the prior year. For the first six months, net sales for 2013 were $114,109,000, an increase of 21% from $94,250,000 for the same period in the prior year. Net income was $3,378,000 or $0.53 per share for the first six months of 2013, up 39% over net income of $2,427,000, or $0.38 per share for the first six months of 2012.
Earnings before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization ("EBITDA"), a non-GAAP measure of earnings, was $4,017,000 in the second quarter of 2013, or $0.62 per share. This was an increase of 67% over the second quarter of 2012 when EBITDA was $2,400,000, or $0.38 per share. For the first six months of 2013, EBITDA was $7,765,000 or $1.21 per share compared with $5,218,000 or $0.82 per share for 2012, which represents a year-over-year increase of 49%.
Metals Segment
Sales during the second quarter of 2013 totaled $41,869,000, an increase of 21% from $34,632,000 for the same quarter last year. Operating income was $2,087,000 and $1,460,000 for the second quarters of 2013 and 2012, respectively, an increase of $627,000 or 43%. The Company purchased 100% of the common stock of Palmer of Texas ("Palmer") on August 21, 2012. Excluding Palmer's sales results, sales for the second quarter 2013 would have been 1% lower than the prior year. The sales decrease resulted from a 3% decrease in unit volumes partially offset by a 2% increase in average selling prices. In the second quarter, the Segment experienced commodity unit volumes increasing 11% while non-commodity unit volume decreased 22%. Selling prices for commodity pipe decreased approximately 15% while selling prices for non-commodity pipe increased approximately 31%. Shipments of carbon steel pipe associated with the Bechtel nuclear plant remained strong in the second quarter of 2013. The Company classifies carbon steel pipe sales as non-commodity. Shipments of stainless steel pipe in the second quarter of 2013 were constrained as distributors continued to monitor nickel prices and kept their large re-stocking buys on hold, as surcharges decreased each month. The Segment remains focused on international sales efforts which show year-over-year growth. Special alloy bookings, backlog and shipments were strong in the second quarter of 2013. Fabrication bookings and sales have improved covering the full range of markets for pipe fabrication with power, chemicals, petro-chemicals and mining showing considerable improvement.
Sales for the first six months of 2013 increased 22% to $86,529,000 and operating income for the first six months of 2013 was $4,048,000, up 34% from net sales and operating income of $70,654,000 and $3,032,000, respectively, for the same period of 2012. Excluding Palmer's sales for the first six months of 2013, sales for the Metals Segment for 2013 approximated prior year levels. The 2% decrease in unit volumes was completely offset by a 2% increase in average selling prices.
Operating income, which increased $627,000 for the second quarter of 2013 when compared to the same quarter of 2012, and increased $1,016,000 for the first six months of 2013 when compared to the same period of the prior year, was impacted by the following factors:

a)
Palmer was acquired August 21, 2012. Its second quarter and first six months results were included in the 2013 Metals Segment results while Palmer's results were not included during the same periods of the prior year since the Company did not own their stock at that time. The Company is very pleased with the performance of Palmer since the acquisition. The majority of the integration plan has been completed and the Company believes it has an excellent management team in place at Palmer.

b)
Associated with the acquisition of Palmer, an intangible asset of $9,000,000 was recorded for the customer base acquired by the Company. This asset is amortized on an accelerated basis which resulted in an amortization charge of $383,000 in the second quarter and $765,000 for the first six months of 2013. This additional amortization, net of taxes, reduced second quarter and first six months of 2013 earnings per share by $0.04 per share and $0.08 per share, respectively.

c)
Margins were affected in the second quarter and first six months of 2013 by foreign imports. Stainless steel pipe received from Malaysia, Vietnam and Thailand are entering the country at significantly reduced prices. This factor forced the Segment to reduce prices accordingly to retain market share. The United States International Trade Commission (USITC) determined on June 28, 2013 that there is a reasonable indication that a U.S. industry is materially injured by reason of imports of welded stainless steel pressure pipe from these countries that are sold in the U.S. at less than fair value. All six Commissioners hearing the unfair trade case voted in favor of the Company. Margins on stainless steel piping should improve in the third and fourth quarters as we await the preliminary ruling which is currently set for October, 2013.

d)
Declining nickel prices resulted in inventory losses in the second quarter of this year of approximately $824,000 compared to an inventory loss of $1,303,000 in the second quarter of 2012. For the first six months of 2013 and 2012, inventory losses were $1,389,000 and $2,210,000, respectively. The impact to reported earnings was a favorable swing of approximately $0.06 per share and $0.09 per share for the second quarter and first six months of 2013.

e)	The fabrication units operating margins improved during the second quarter of 2013 as a result of higher labor rate projects in our facilities.
Demand for manufactured pipe remains relatively strong, and the fabrication unit has begun to see an improvement in quote requests and orders. See the Outlook Section for further discussion.
Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the second quarter of 2013 were $14,404,000, which represented an 18% increase from $12,246,000 when compared to the same quarter of 2012. Overall selling prices decreased 12% in the second quarter when compared to 2012 due in part to a significant increase in usage of a lower cost raw material that is reflected in the selling price. Pounds sold increased 33% during the second quarter when compared to the same period for 2012. With the increase in pounds sold and produced, the additional production volume had a favorable effect on fixed operating costs per pound of product produced, which decreased by 18% during the second quarter of 2013 when compared to the same period of 2012. Operating income for the second quarter of 2013 and 2012 was $1,596,000 and $1,076,000, respectively, an increase of 48%. This increase resulted from the Segment increasing contract or tolling sales and strengthening sales to direct customers. The Segment continues to focus on changing the product mix to higher-priced/higher-margin products and controlling operating and support costs.
Specialty Chemicals Segment sales for the first six months of 2013 were $27,580,000, up $3,984,000 or 17% from $23,596,000 for the same period of 2012. Operating income for the first six months of 2013 for the Specialty Chemicals Segment was $2,889,000 compared to $2,205,000 for the first six months of 2012, an increase of 31%. The additional Ashland defoamer sales which began in the third quarter of 2012 contributed to the increase in operating results for this segment.
Other Items
Unallocated corporate expenses for the second quarter of 2013 were $851,000 (1.5% of sales) compared to $848,000 (1.8% of sales) for the second quarter of 2012. This expense category was $1,703,000 (1.5% of sales) and $1,580,000 (1.7% of sales) for the first six months of 2013 compared to 2012. Additional costs were incurred in 2013 as the Company strengthened its IT support team (wages and travel), improved its SEC reporting software functionality, recorded additional stock option compensation expense and incurred additional professional fees associated with the Palmer acquisition. These increased costs were partially offset by lower incentive based bonuses in 2013.
Interest expense for the second quarter of 2013 was $372,000 compared $46,000 for the second quarter of 2012. Interest expense increased $622,000 to $714,000 for the first six months of 2013 compared to $92,000 for the same period of 2012. Higher interest expense resulted from the additional borrowings associated with the purchase of Palmer in August 2012. Also, as a result of higher interest rates during 2013, the fair value of the interest rate swap contract improved, and the Company increased other income by $495,000 and $633,000 during the second quarter and first six months of 2013 to record the change in its fair value.
Other income of $135,000 for the first six months of 2012 was on account of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.
The Company's cash balance decreased $942,000 during the first six months of 2013 from $1,085,000 at the end of 2012 to $143,000 as of June 29, 2013. As a result of the Company's sales increasing 6% during the second quarter of 2013 compared to the fourth quarter 2012 with the majority of the second quarter sales occurring in June 2013, net accounts receivable resulted in a use of cash since it increased at June 29, 2013 by $5,203,000 from the prior year end. Net inventories increased $6,943,000 as of the end of the second quarter 2013 compared to the end of 2012 in support of the Bechtel nuclear project and projected sales increases for both segments. The Company generated cash during the first six months of 2013 as accounts payable increased $6,946,000 as of the end of the second quarter of 2013. Accrued expenses decreased or used $2,305,000 of cash as the 2012 management incentive bonuses were paid in February 2013 and some of the cash deposits received from our customers were utilized to offset their product shipments during the first six months of 2013. Capital expenditures for the first six months of 2013 were $3,062,000. These items contributed to the Company borrowing $4,157,000, net, during the first six months of 2013, resulting in $44,024,000 of bank debt outstanding as of June 29, 2013.
Outlook
The Metals Segment's business is highly dependent on its customers' capital expenditures. We are seeing improvements in this area with increased quoting activity, new project start ups and "on hold" projects being released for completion. The Bechtel nuclear job was strong in the second quarter of 2013. Sales are expected to remain strong throughout the third quarter of 2013 with the project being completed in the fourth quarter. The Metals Segment is experiencing a strong level of inquiries, especially from the chemical industry. Profit margins on the new project activity are better than we experienced in the fourth quarter 2012 and first quarter 2013. Stainless steel surcharges, which affect our cost of raw materials, declined steadily from March to September 2012 (in the range of 26%). In the fourth quarter 2012, they were basically steady. For the first quarter of 2013, they increased in the range of 10%, but have declined since April by 18%. The declining nickel prices continue to hold back sales as distributors are waiting for the prices to level out before placing large restocking orders. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in special alloy demand. International quoting activity for our stainless steel pipe remains strong, especially for Canadian oil sands projects. Quoting activity has increased in Europe, Middle East and Asia which follows our marketing development strategies. We also continue to be optimistic about the fabrication business over the long term. Management anticipates continued strong sales of fiberglass and steel tanks as the oil drilling boom continues in the Permian Basin and Eagle Ford Shale areas of Texas. During the remainder of 2013, we will continue to focus on gaining production efficiencies and eliminating bottlenecks at Palmer to increase tank production.
The pipe fabrication backlog has increased in 2013 as the volume of quote activity has strengthened with many projects utilizing special alloy pipe. Approximately 64% of fabrication's current backlog comes from chemical projects and an additional 24% is from water / wastewater projects. Total fabrication backlog was $25,621,000 at June 29, 2013, $19,254,000 at December 29, 2012 and $20,027,000 at June 30, 2012.
Specialty Chemicals Segment's sales are expected to continue to show improvement into the third quarter of 2013 when compared to the prior year. Sales of the defoamer product line for applications in the water and paint industries achieved targeted levels in the third quarter of 2012 and therefore the large year-over-year sales increases that the Segment experienced over the past several quarters will tighten. The Company still expects sales levels to continue to improve throughout the remainder of 2013 as the result of aggressive product pricing, increased growth in sales to direct customers and identifying new sales opportunities for product offerings that have available production capacity. Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. In conjunction with our 2012 Palmer acquisition, our expectations for future sales and profits which were included in our financial projections were our best estimates at the time and actual results could be significantly different. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of Palmer; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures. EBITDA is a non-GAAP measure and excludes interest, change in fair value of interest rate swap, income taxes, depreciation and amortization expenses from net income. Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
(unaudited)

Net sales
Metals Segment	$41,869,000	$34,632,000	$86,529,000	$70,654,000
Specialty Chemicals Segment	14,404,000	12,246,000	27,580,000	23,596,000
	$56,273,000	$46,878,000	$114,109,000	$94,250,000
Operating income
Metals Segment	$2,087,000	$1,460,000	$4,048,000	$3,032,000
Specialty Chemicals Segment	1,596,000	1,076,000	2,889,000	2,205,000
	3,683,000	2,536,000	6,937,000	5,237,000
Unallocated expenses
Corporate	851,000	848,000	1,703,000	1,580,000
Interest and debt expense	372,000	46,000	714,000	92,000
Change in fair value of interest rate swap	(495,000)	—	(633,000)	—
Other income	16,000	—	—	(135,000)

Income before income taxes	2,939,000	1,642,000	5,153,000	3,700,000
Provision for income taxes	1,026,000	552,000	1,775,000	1,273,000

Net income	$1,913,000	$1,090,000	$3,378,000	$2,427,000

Net income per common share
Basic	$0.30	$0.17	$0.53	$0.38
Diluted	$0.30	$0.17	$0.53	$0.38

Average shares outstanding
Basic	6,379,000	6,343,000	6,371,000	6,336,000
Diluted	6,438,000	6,393,000	6,430,000	6,387,000

Other data:
EBITDA (1)	$4,017,000	$2,400,000	$7,765,000	$5,218,000
Backlog - Fabrication	$25,621,000	$20,027,000

(1) The term EBITDA (earnings before interest, change in fair value of interest rate swap, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to EBITDA as shown on next page.

Reconciliation of Net Income to EBITDA	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
(unaudited)

Reconciliation of net income to EBITDA:
Net income	$1,913,000	$1,090,000	$3,378,000	$2,427,000
Adjustments:
Interest expense	372,000	46,000	714,000	92,000
Change in fair value of interest rate swap	(495,000)	—	(633,000)	—
Income taxes	1,026,000	552,000	1,775,000	1,273,000
Depreciation	798,000	706,000	1,735,000	1,413,000
Amortization	403,000	6,000	796,000	13,000

EBITDA	$4,017,000	$2,400,000	$7,765,000	$5,218,000

EBITDA per share, diluted	$0.62	$0.38	$1.21	$0.82

Condensed Consolidated Balance Sheets	June 29, 2013	December 29, 2012
	(unaudited)

Assets
Cash	$143,000	$1,085,000
Accounts receivable, net	36,381,000	31,178,000
Inventories	57,106,000	50,163,000
Sundry current assets	9,232,000	8,496,000
Total current assets	102,862,000	90,922,000
Property, plant and equipment, net	29,262,000	28,035,000
Goodwill	18,253,000	18,253,000
Intangible asset, net	7,695,000	8,460,000
Other assets	3,063,000	2,837,000

Total assets	$161,135,000	$148,507,000

Liabilities and Shareholders' Equity
Accounts payable	$17,470,000	$10,524,000
Accrued expenses	7,400,000	9,705,000
Current portion of long-term debt	2,250,000	2,274,000
Current portion of contingent consideration	2,500,000	2,500,000
Total current liabilities	29,620,000	25,003,000
Long-term debt	41,774,000	37,593,000
Long-term contingent consideration	5,794,000	5,709,000
Other long-term liabilities	8,428,000	8,428,000
Shareholders' equity	75,519,000	71,774,000

Total liabilities and shareholders' equity	$161,135,000	$148,507,000